SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2010

ARQULE, INC.

(Exact Name of Issuer as Specified in Charter)

Delaware	000-21429	04-3221586
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

19 Presidential Way

Woburn, MA

(Address of principal executive offices)

01801

(Zip code)

(781) 994-0300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment and Extension of CEO Employment Agreement

On July 15, 2010, ArQule, Inc. (the “Registrant”), acting through its Compensation, Nominating and Governance Committee (the “Committee”), amended certain terms of the employment agreement, dated April 15, 2008 and previously filed with the Commission on April 18, 2008, between the Registrant and Paolo Pucci, the Registrant’s Chief Executive Officer (the “Employment Agreement”).

The amendment:  (i) extends the term of the Employment Agreement from June 9, 2012 to June 30, 2015; (ii) increases Mr. Pucci’s minimum base salary by approximately five percent; (iii) increases the target amount of the discretionary annual cash bonus payable to Mr. Pucci under the Employment Agreement from fifty percent to sixty percent of Mr. Pucci’s annual base salary; (iv) revises the definition of the occurrences following a change in control of the Registrant which constitute a deemed termination of Mr. Pucci’s employment; (v) grants Mr. Pucci stock options covering 100,000 shares of the Registrant’s common stock; (vi) grants Mr. Pucci 390,000 performance-based stock units, each of which represents a contingent right to receive one share of the Registrant’s common stock, in tranches of 300,000 and 90,00 units that vest, respectively, upon the achievement of certain performance targets related to the development of the Registrant’s products and the average price of the Registrant’s common stock; and (vii) provides that, if a deemed termination of Mr. Pucci’s employment under the Employment Agreement occurs prior to achievement of such product development milestones, 300,000 of the performance-based stock units will vest if  the average price of the Registrant’s common stock meets or exceeds over a specified period a target price established by the Committee.

All other material terms of the Employment Agreement that were in effect prior to the Committee’s approval of the amendment remain in effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARQULE, INC.
(Registrant)

/s/ Peter S. Lawrence
Peter S. Lawrence
President and Chief Operating Officer

July 21, 2010